UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

CHYRONHEGO CORPORATION
(Exact name of registrant as specified in its charter)

New York	01-09014	11-2117385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Hub Drive
Melville, New York 11747
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on March 12, 2013, ChyronHego Corporation ("ChyronHego" or the "Company") received a letter from The Nasdaq Stock Market ("NASDAQ") notifying the Company that it was no longer in compliance with the minimum stockholders' equity requirement for continued listing on the NASDAQ Global Market (the "Notice"). NASDAQ Listing Rule 5450(b)(1)(A) requires companies listed on the NASDAQ Global Market to maintain a minimum of $10,000,000 in stockholders' equity. As disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 7, 2013, the Company's stockholders' equity as of December 31, 2012 did not meet this requirement.

In accordance with NASDAQ Listing Rules, the Company had 45 calendar days from the date of the Notice to submit to NASDAQ a plan to regain compliance with this continued listing requirement. On April 22, 2013, the Company submitted to NASDAQ its plan to regain compliance with the minimum stockholders' equity requirement. On May 15, 2013, NASDAQ granted the Company an extension to regain compliance with the stockholders' equity requirement until August 15, 2013, by which date the Company will be required to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The extension was conditioned upon the Company consummating the then-proposed acquisition of Hego Aktiebolag ("Hego"), a global graphics services company based in Stockholm, Sweden that develops real-time graphics products and tools for the broadcast and sports industries

On May 22, 2013, the Company held its 2013 annual meeting and the stockholders of the Company approved the acquisition of Hego and the Company completed its acquisition of Hego. Also on that date, the Company changed its name from Chyron Corporation to ChyronHego Corporation. The acquisition was structured as a share purchase transaction, pursuant to the terms of a stock purchase agreement, pursuant to which the Company paid $1,000 in cash and issued 12,199,431 shares of the Company's common stock to the former Hego stockholders in exchange for all of the issued and outstanding shares of Hego. The issuance of the 12,199,431 shares, at a value of $1.36 per share at the closing of the transaction, resulted in an increase in the Company’s shareholders’ equity of approximately $16.6 million. Upon Hego achieving certain revenue milestones during the next three fiscal years, the Company may issue up to an additional 6,099,716 shares to the former Hego stockholders, such that the aggregate amount of shares of ChyronHego common stock issued in the transaction would equal up to 18,299,147 shares. A copy of the stock purchase agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K filed on May 29, 2013 and is incorporated herein by reference. As a result of this transaction, and taking into account the Company's results of operations through its second quarter ended June 30, 2013, the Company's shareholders' equity amounted to approximately $17.9 million at June 30, 2013.

Accordingly, as of the date of this report, the Company believes that it has regained compliance with NASDAQ's shareholders' equity requirement based on the events described above.

NASDAQ will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement and, if at the time of the Company's next periodic report the Company does not evidence compliance, the Company may again be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRONHEGO CORPORATION

Date: August 8, 2013	By:	/s/ Jerry Kieliszak
	Name:	Jerry Kieliszak
	Title:	Senior Vice President and
Chief Financial Officer

August 8, 2013